UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(AMENDMENT NO. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 20, 2011

COLUMBIA BANKING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Washington	0-20288	91-1422237
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 A Street Tacoma, WA	98402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (253) 305-1900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On May 26, 2011, Columbia Banking System, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Form 8-K”) to report that its wholly owned subsidiary, Columbia State Bank (the “Bank”), had entered into a definitive agreement with the Federal Deposit Insurance Corporation ( “FDIC”) on May 20, 2011, pursuant to which the Bank acquired certain assets and assumed certain liabilities of Summit Bank, a Washington state-chartered bank headquartered in Burlington, Washington (the “SB Acquisition”). In that filing, the Company indicated that it would amend the Original Form 8-K at a later date to provide financial information required by Item 9.01 of Form 8-K. This amendment is being filed to update the disclosures in Item 2.01 of the Original Form 8-K and to provide financial information required by Item 9.01. In accordance with the guidance provided in Securities and Exchange Commission (the “Commission”) Staff Accounting Bulletin Topic 1.K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”), the Company has omitted certain financial information of Summit Bank required by Rule 3-05 of Regulation S-X. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X under certain circumstances, including a transaction such as the SB Acquisition, in which the registrant engages in an acquisition of a troubled financial institution for which audited financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.

Statements made in this Amendment No. 1 on Form 8-K/A, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, earnings, net interest margin, net interest income, efficiencies achieved through combination of operational processes, liquidity, expected reimbursements under the shared-loss agreements and other effects of the shared-loss agreements and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth in this document and exhibits, and under the captions “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, expected to be filed on August 5, 2011.

Item 2.01 Completion of Acquisition or Disposition of Assets

Effective May 20, 2011, the Bank acquired certain assets and assumed certain liabilities of Summit Bank from the FDIC as receiver for Summit Bank, pursuant to the terms of a purchase and assumption agreement entered into by the Bank and the FDIC on May 20, 2011 (the “Purchase and Assumption Agreement” or “Agreement”). The SB Acquisition included all three branches of Summit Bank, which opened as branches of the Bank as of Monday, May 23, 2011.

Under the terms of the Purchase and Assumption Agreement, the Bank acquired certain assets of Summit Bank with a fair value of approximately $92.7 million, including $71.5 million of loans, $16.0 million of cash and cash equivalents, $871 thousand of investment securities, and $4.3 million of other assets. Liabilities with a fair value of approximately $131.1 million were also assumed, including $123.3 million of insured and uninsured deposits and $7.8 million of Federal Home Loan Bank (“FHLB”) advances. The fair values of the assets acquired and liabilities assumed were determined based on the requirements of the Fair Value Measurements and Disclosures topic of the Financial Accounting Standards Board Accounting Standards Codification (the “FASB ASC”). The Statement of Assets Acquired and Liabilities Assumed by the Bank, dated as of May 20, 2011, and the accompanying notes thereto, are attached hereto as Exhibit 99.1 and incorporated herein by reference (the “Audited Statement”). The initial accounting for acquired loans and the related indemnification asset for the SB Acquisition was incomplete as of August 5, 2011. The amounts currently recognized in the financial statements have been determined provisionally as we are completing a fair value analysis of those assets utilizing an income approach. The amounts are also subject to adjustments based upon final settlement with the FDIC. In addition, the tax treatment of FDIC assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. The terms of the Agreement provide for the FDIC to indemnify the Bank against claims with respect to liabilities of Summit Bank not assumed by the Bank and certain other types of claims identified in the Agreement. The disclosure set forth in this Item 2.01 reflects the status of these items to the best of management’s knowledge as of August 5, 2011.

In connection with the SB Acquisition, the Bank entered into loss sharing agreements (each, a “shared-loss agreement” and collectively, the “shared-loss agreements”) with the FDIC which collectively cover substantially all of the $71.5 million of Summit Bank’s loans and all of the $2.7 million of other real estate owned (“OREO”). The Bank will share in the losses, which begins with the first dollar of loss incurred, of the loan pools (including single family residential mortgage loans, commercial loans, and OREO) covered (“covered assets”) under the shared-loss agreements. Pursuant to the terms of the shared-loss agreements, the FDIC is obligated to reimburse the Bank 80% of eligible losses on covered assets. The Bank has a corresponding obligation to reimburse the FDIC for 80% of eligible recoveries related to covered assets.

The shared-loss agreement for commercial and single family residential mortgage loans is in effect for five years and ten years, respectively, from the May 20, 2011 acquisition date and the loss recovery provisions for such loans are in effect for eight years and ten years, respectively, from the acquisition date.

In June 2021, approximately ten years following the acquisition date, the Bank is required to make a payment to the FDIC in the event that losses on covered assets under the shared-loss agreements have been less than a threshold level. The payment amount will be 50% of the excess, if any, of (i) $3.4 million (or 20% of the stated threshold of $17.0 million) over (ii) the sum of (a) ($2.375 million) (or 25% of the asset discount of ($9.5 million)), plus (b) 20% of the net loss amount (as defined in the Agreement), plus (c) 3.5% of covered assets. As of June 30, 2011, the Bank estimates that there will be no liability under this provision.

The shared-loss agreements are subject to certain servicing procedures as specified in an agreement with the FDIC. The expected net reimbursements under the shared-loss agreements were recorded at their estimated fair value of $27.2 million on the acquisition date.

The Bank did not immediately acquire all the real estate, banking facilities, furniture or equipment of Summit Bank as part of the Purchase and Assumption Agreement. However, the Bank has the option to purchase or lease the real estate and furniture and equipment from the FDIC. The term of these options expires 90 days after May 20, 2011, unless extended by the FDIC. Acquisition costs of the real estate and furniture and equipment will be based on current appraisals and determined at a later date. Currently all banking facilities and equipment of Summit Bank are being leased from the FDIC on a month-to-month basis.

The foregoing summary of the Agreement, including the shared-loss agreements, is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, a copy of which was previously filed as Exhibit 2.1 to the Original Form 8-K and is incorporated by reference into this Item 2.01.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

Discussion

As set forth in Item 2.01 above, on May 20, 2011, the Bank acquired certain assets and assumed substantially all of the deposits and certain liabilities of Summit Bank pursuant to the Purchase and Assumption Agreement with the FDIC. A narrative description of the anticipated effects of the SB Acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which were filed with the Commission on Form 10-K on March 1, 2011, Form 10-Q on May 6, 2011, and the Audited Statement, which is attached hereto as Exhibit 99.1.

The SB Acquisition increased the Bank’s total assets and total deposits, which are expected to positively affect the Bank’s operating results, to the extent the Bank earns more from interest earned on its assets than it pays in interest on deposits and other borrowings. The ability of the Bank to successfully collect interest and principal on loans acquired will also impact the Bank’s cash flows and operating results.

The Company has determined that the acquisition of the net assets of Summit Bank constitutes a business acquisition as defined by the Business Combinations topic of the FASB ASC. Accordingly, the assets acquired and liabilities assumed as of May 20, 2011 are presented at their fair values in the table below as required by that topic. In many cases, the determination of these fair values required management to make estimates about discount rates, expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. The initial accounting for acquired loans and the related indemnification asset for the SB Acquisition was incomplete as of August 5, 2011. The amounts currently recognized in the financial statements have been determined provisionally as we are completing a fair value analysis of those assets utilizing an income approach. Additionally, the Bank and the FDIC are engaged in ongoing discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Bank and/or the purchase price.

Financial Condition

In the SB Acquisition, the Bank purchased loans with a fair value of $71.5 million, net of a $38.4 million discount. This amount represented approximately 3% of the Bank’s total loans (net of the allowance for loan and lease losses) at December 31, 2010. In addition, the Bank acquired $16.0 million in cash and cash equivalents and $871 thousand in investment securities at fair value. The Bank also acquired OREO with a fair value of $2.7 million. Finally, in connection with this acquisition, the Bank recorded an FDIC indemnification asset of $27.2 million, $3.8 million of goodwill and a $509 thousand core deposit intangible.

Investment Portfolio

The Bank acquired investment securities with an estimated fair value of $871 thousand in the SB Acquisition. The acquired securities were predominantly State and Municipal securities and U.S. Government agency and sponsored enterprise mortgage-backed securities and collateralized mortgage obligations.

The following table presents the composition of the investment securities portfolio acquired at May 20, 2011:

May 20, 2011
(in thousands)
U.S. Government agency and sponsored enterprise mortgage-backed securities and collateralized mortgage obligations	$134
State and municipal securities	737

Investment securities	$871

In addition, the Bank also acquired $406 thousand in FHLB stock.

The following table presents a summary of yields and contractual maturities of the debt securities in the investment securities portfolio acquired at May 20, 2011:

	Due through one year		After one but within five years		After five but within ten years		After ten years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(dollars in thousands)
U.S. Government agency and sponsored enterprise mortgage-backed securities and collateralized mortgage obligations	$—	—%	$—	—%	$19	3.08%	$115	4.50%	$134	4.30%
State and municipal securities	150	0.05%	133	3.85%	454	5.09%	—	—%	737	3.84%

Total	$150	0.05%	$133	3.85%	$473	5.01%	$115	4.50%	$871	3.91%

Acquired loans

The following table presents the balance of each major category of loans acquired in the SB Acquisition as of May 20, 2011:

	May 20, 2011
	Amount	% of loans
	(dollars in thousands)
Commercial business	$61,725	56%
Real estate:
One-to-four family residential	9,245	8%
Commercial and five or more family residential properties	17,145	16%

Total real estate	26,390	24%
Real estate construction:
One-to-four family residential	7,119	6%
Commercial and five or more family residential properties	2,806	3%

Total real estate construction	9,925	9%
Consumer	11,796	11%

Total acquired loans	109,836	100%
Total discount resulting from acquisition date fair value	(38,384)

Net acquired loans	$71,452

At the May 20, 2011 acquisition date, the Bank estimated the fair value of the SB Acquisition loan portfolio at $71.5 million. As part of the loan portfolio fair value estimation, the Bank also established the FDIC indemnification asset, which represents the present value of the estimated losses on covered loans to be reimbursed by the FDIC. The FDIC indemnification asset will be reduced as losses are recognized on covered loans and loss sharing payments are received from the FDIC. Realized losses in excess of acquisition date estimates will increase the FDIC indemnification asset. Conversely, if realized losses are less than acquisition date estimates, the FDIC indemnification asset will be reduced by a charge to earnings.

Covered loans under the shared-loss agreements with the FDIC are reported in loans exclusive of the estimated FDIC indemnification asset. The covered loans acquired in the SB Acquisition transaction are recorded at their fair value at acquisition date.

Loans purchased with evidence of credit deterioration since origination for which it is probable that all contractually required payments will not be collected are accounted for under Accounting Standards Codification (“ASC”) 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, formerly SOP 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. In situations where such loans have similar risk characteristics, loans are aggregated into pools to estimate cash flows. A pool is accounted for as a single asset with a single interest rate, cumulative loss rate, and cash flow expectation. Subsequent to the acquisition date, any increases in expected cash flows are prospectively recorded as interest income and any decreases in expected cash flows are recognized by recording an allowance for losses on acquired loans. Any disposals of loans, including sales of loans, payments in full or foreclosures result in the removal of the loan from the loan pool at the carrying amount. The Company elected to account for all loans acquired in the SB Acquisition under ASC 310-30.

The Bank also acquired OREO with a fair value of $2.7 million. The Bank refers to the certain loans and OREO acquired in the SB Acquisition as “covered assets” as the Bank will be reimbursed by the FDIC for a substantial portion of any future losses on them under the terms of the shared-loss agreements.

Contractual Maturity of Loan Portfolio

The following table presents the maturity schedule with respect to certain individual categories of loans acquired and provides separate analyses with respect to fixed rate loans and floating rate loans as of May 20, 2011. The amounts shown in the table are unpaid balances.

	Due through one year	After one but within five years	After five years	Total
	(in thousands)
Commercial business	$14,029	$38,241	$9,455	$61,725
Real estate:
One-to-four family residential	1,116	6,683	1,446	9,245
Commercial and five or more family residential properties	2,275	11,296	3,574	17,145

Total real estate	3,391	17,979	5,020	26,390
Real estate construction:
One-to-four family residential	1,820	4,977	322	7,119
Commercial and five or more family residential properties	5	2,801	—	2,806

Total real estate construction	1,825	7,778	322	9,925
Consumer	2,732	6,150	2,914	11,796

Total loans	$21,977	$70,148	$17,711	$109,836

	Due through one year	After one but within five years	After five years	Total
	(in thousands)
Total fixed rate	$7,564	$40,750	$6,827	$55,141
Total variable rate	14,413	29,398	10,884	54,695

Total	$21,977	$70,148	$17,711	$109,836

Deposits

In the SB Acquisition, the Bank assumed $123.3 million in deposits at fair value. This amount represents approximately 4% of the Bank’s total deposits of $3.33 billion at December 31, 2010. The following table presents a summary of the deposits acquired and the average interest rates in effect at the acquisition date:

	May 20, 2011
	Amount	Wtd. Avg. Rate
	(dollars in thousands)
Demand and other noninterest-bearing	$7,476
Interest-bearing demand	3,105	0.45%
Money market	6,537	0.85%
Savings	5,305	0.66%
Time deposits:
Less than $100,000	73,476	1.36%
$100,000 or greater	27,397	1.46%
Time deposits fair value adjustment	(17)

Total deposits	$123,279

At May 20, 2011, scheduled maturities of time deposits were as follows:

Years Ending December 31,	May 20, 2011
(in thousands)
2011	$36,707
2012	45,868
2013	9,365
2014	1,479
2015	3,895
Thereafter	3,559

Total	$100,873

Under the terms of the SB Acquisition, the Bank was permitted to repay and re-price deposits assumed, including time and brokered deposits, which it did promptly after the acquisition. This re-pricing triggered time and brokered deposit run-off in-line with management’s expectations.

In its assumption of the deposit liabilities, the Bank determined that the customer relationships associated with these deposits have intangible value. The Bank applied the Business Combinations topic of the FASB ASC, which prescribes the accounting for goodwill and other intangible assets, such as core deposit intangibles in a business combination. The Bank determined the fair value of a core deposit intangible asset totaling approximately $509 thousand, which will be amortized based on the estimated economic benefits received. In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates and the age of deposit relationships. The estimation of the life and value of the core deposit intangible asset acquired is necessarily subjective. See Note 1 to the Audited Statement. The Company does not expect the core deposit intangible asset acquired or its amortization to have a material effect upon future results of operations, liquidity or capital resources.

Borrowings

The Bank assumed $7.8 million in FHLB advances, at fair value. The FHLB advances acquired at May 20, 2011 are term advances and were secured by a blanket lien on eligible loans. We may repay the advances at any time with a prepayment penalty. Of the $7.8 million in outstanding advances at May 20, 2011, $2.2 million matured and were repaid during June 2011.

The following table summarizes the principal balance of FHLB advances outstanding and weighted average interest rates at May 20, 2011:

	May 20, 2011
Year of Maturity	Amount	Wtd. Avg. Rate
	(dollars in thousands)
2011	$6,220	1.44%
2013	1,500	2.38%
Borrowings fair value adjustment	52

Total borrowings	$7,772

Operating Results and Cash Flows

The Company’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. This particular transaction was attractive to the Company for a variety of reasons, including the:

•	ability to increase the Company’s market share in the Pacific Northwest,

•	attractiveness of immediate core deposit growth with a low cost of funds, and

•	opportunities to enhance income and efficiency due to the centralization of some duties and elimination of duplications of effort.

The Company expects that the acquisition will positively affect its operating results in the near term. The Company believes that the transaction will improve the Company’s net interest income, as the Company earns more from interest earned on its loans and investments than it pays in interest on deposits and borrowings.

The degree to which the Company’s operating results may be adversely affected by the acquired loans is offset to a significant extent by the shared-loss agreements and the related discounts reflected in the fair value of these assets at the acquisition date. In accordance with the provisions of the Receivables topic of the FASB ASC, the fair values of the acquired loans reflect an estimate of expected losses related to the acquired loans. As a result, the Company’s operating results would only be adversely affected by loan losses of the acquired loans to the extent that such losses exceed the expected losses reflected in the fair value of the acquired loans at the acquisition date.

The shared-loss agreements will likely have a material impact on the cash flows and operating results of the Bank in both the short-term and the long-term. In the short-term, it is likely that there will be a significant amount of the covered loans that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, the Bank will likely no longer receive payments from the borrowers, which will impact cash flows. The shared-loss agreements may not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or charged down after the Bank exhausts its best efforts at collection, the shared-loss agreements will cover a substantial portion of the loss associated with the covered assets.

The effects of the shared-loss agreements on cash flows and operating results in the long-term are likely to be similar to the short-term effects described above. The long-term effects that the Bank may experience will depend primarily on the ability of the borrowers under the various loans covered by the shared-loss agreements to make payments over time. As the shared-loss agreements cover up to a 10-year period, changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. The Bank believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC may be recognized unevenly over this period, as the Bank exhausts its collection efforts under its normal practices. In addition, the Bank recorded substantial discounts related to the purchase of these covered loans. A portion of these discounts will be accreted to income over the economic life of the underlying loans and will be dependent upon the timing and success of the Bank’s collection efforts on the covered loans.

Liquidity and Capital Resources

The Bank acquired $16.0 million in cash and cash equivalents, as well as $871 thousand of investment securities. The securities provide monthly cash flows in the form of principal and interest payments. These additions to the Bank’s balance sheet represent additional support for its liquidity needs.

Deposits in the amount of $123.3 million were also assumed in the SB Acquisition. Of this amount, $22.4 million were in the form of highly liquid transaction accounts. Certificates of deposit comprised $100.9 million of total deposits, or 82%. Under the terms of the SB Acquisition, the Bank was permitted to re-price deposits assumed, including time and brokered deposits, which it did promptly after the acquisition. This re-pricing triggered time and brokered deposit run-off in-line with management’s expectations.

The Bank assumed $7.8 million in FHLB advances, at fair value. Of the $7.8 million in outstanding advances at May 20, 2011, $2.2 million matured and were repaid during June 2011.

Goodwill of $3.8 million and a core deposit intangible of $509 thousand were recorded in conjunction with the SB Acquisition. Such goodwill and intangibles are excluded from regulatory capital as calculated under regulatory accounting practices. This exclusion generally results in a reduction to the Company’s regulatory capital. The Bank remains “well-capitalized” under the regulatory framework for prompt corrective action after taking into consideration the results of the SB Acquisition.

Financial Statements

Attached hereto as Exhibit 99.1 and incorporated by reference into this Item 9.01(a) is an Audited Statement of Assets Acquired and Liabilities Assumed by the Bank (a wholly owned subsidiary of the Company) at May 20, 2011 and the accompanying notes thereto.

The Company has omitted certain financial information of Summit Bank required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in SAB 1:K. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X in certain instances, such as the SB Acquisition, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution are not reasonably available.

(b) Pro Forma Financial Information.

The Company has omitted certain financial information of Summit Bank required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in SAB 1:K. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X in certain instances, such as the SB Acquisition, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution are not reasonably available.

(d) Exhibits.

Exhibit Number	Description

23	Consent of Deloitte and Touche LLP

99.1	Report of Independent Registered Public Accounting Firm

Statement of Assets Acquired and Liabilities Assumed at May 20, 2011

Notes to Statement of Assets Acquired and Liabilities Assumed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLUMBIA BANKING SYSTEM, INC.

Date: August 5, 2011	/s/ Melanie J. Dressel
Melanie J. Dressel
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

23	Consent of Deloitte and Touche LLP

99.1	Report of Independent Registered Public Accounting Firm

Statement of Assets Acquired and Liabilities Assumed at May 20, 2011

Notes to Statement of Assets Acquired and Liabilities Assumed